Exhibit 5.2

[Letterhead of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.]

November 4, 2010

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

RE:	The Fresh Market, Inc. Deferred Compensation Plan, Amended and Restated March 1, 2010

Ladies and Gentlemen:

We have acted as counsel to the Fresh Market, Inc. (the “Company”) and have been asked to provide this opinion letter regarding the Fresh Market, Inc. Deferred Compensation Plan, Amended and Restated March 1, 2010 (the “Plan”).

In connection with this opinion letter, we have examined: (i) the Plan document in its amended and restated form dated March 1, 2010; (ii) the prior version of the Plan document in the form originally adopted in January, 2010; (iii) the Fresh Market, Inc. Reporting and Disclosure Compliance Statement dated January 5, 2010, and (iv) Action of the Board of Directors of the Fresh Market, Inc. Without Meeting Formally Convened dated September 20, 2010.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to use as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Plan document is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained primarily by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees. We are also of the opinion that the provisions of the Plan comply with the requirements of ERISA applicable to top hat plans.

We are not providing an opinion as to whether (i) the Plan is being operated by the Company as a top hat under ERISA, or (ii) the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We consent to the filing of this opinion as an Exhibit to the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of deferred compensation obligations under the Plan and the filing with the Securities and Exchange Commission of a registration statement on Form S-8 relating to the deferred compensation obligations.

In giving our opinion, we do not hereby admit that we are acting within a category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP

/s/ William G. McNairy
By:	William G. McNairy